CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin Gold and Precious Metals Fund of our report dated September 18, 2025, relating to the financial statements and financial highlights which appears in Franklin Gold and Precious Metals Fund’s Certified Shareholder Report on Form N-CSR for the year ended July 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Policies and Procedures Regarding the Release of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

November 24, 2025